Exhibit 10.3

February 10, 2016
PERSONAL & CONFIDENTIAL
Ms. Catherine Rice
c/o W. P. Carey Inc.
50 Rockefeller Plaza
New York, NY 10020
Dear Catherine:
This letter sets forth our mutual understanding and agreement concerning your separation from employment with W. P. Carey Inc. and its affiliates (the “Company”).
1.You and the Company agree that you have completed the special assignment that you undertook following the end of your tenure as our Chief Financial Officer. You have expressed your desire to pursue other opportunities and you and the Company have mutually agreed that your employment with the Company will end effective as of the close of business on February 10, 2016 (the “Separation Date”). You hereby resign, effective as of the Separation Date, from all positions you hold with the Company, including each of its subsidiaries and affiliates, and agree to execute such documents as the Company shall reasonably request to evidence any such resignation. At the next regular payroll date following your Separation Date, the Company will pay you for any earned but unpaid base salary as well as any accrued and unused vacation.
2.    In recognition of your contributions to the Company, the Company agrees that (i) all time-vesting restricted stock units and (ii) all performance share units previously granted to you that remain outstanding and unvested as of the Separation Date shall be payable to you as though you continued in employment through the date such units would otherwise have become vested in accordance with their terms. For the avoidance of doubt, this means that, (i) in respect of your outstanding performance share units, you will receive payment, if any, equal to the full amount that would otherwise have been paid to you at the end of the applicable three-year performance cycle based on the actual performance during such period had you remained employed until the end of such period and (ii) in respect of your outstanding restricted stock units, you will receive payment at the date at which such units would have vested in the ordinary course, regardless of your Separation Date and any other term of your Employment Agreement. The enhanced vesting terms set forth in this paragraph 2 are contingent upon your (a) signing this letter agreement, (b) executing the release attached hereto as Exhibit A following, but not later than the sixtieth day following, the Separation Date; (c) not revoking such release in accordance with its terms following its execution and delivery

Ms. Catherine Rice	February 10, 2016

and (d) complying with all of the terms of this letter agreement, including your obligations from your Employment Agreement between you and the Company, dated as of November 13, 2012 (the “Employment Agreement”) incorporated herein by paragraph 5.
3.    You agree that because your termination of employment is mutual, you are not entitled to receive the severance benefits that are described in the Employment Agreement or any other severance or termination benefits in connection with your termination of employment, other than the enhanced vesting terms specified in paragraph 2 hereof.
4.    You agree not to make any statement (and not to cause any other person to make any statement), whether written or oral, which criticizes or is disparaging of the Company or which is intended to or could reasonably be expected to damage the business or reputation of the Company or any of its affiliates, officers, directors or employees. The Company will instruct the members of the Company’s Board of Directors and the members of the Company’s Operating Committee at the Separation Date not to make any statement (and not to cause any other person to make any statement), whether written or oral, which criticizes or is disparaging of you or which is intended to or could reasonably be expected to damage your business or reputation, whether personally or professionally. Nothing in this paragraph 4 shall be interpreted, however, to prevent any person from making truthful statements in connection with any sworn testimony or providing truthful statements to any government agency.
5.    This letter agreement represents the entire agreement between the parties as to the subject matters herein and supersedes all prior and contemporaneous understandings and agreements with respect thereto, including but not limited to the Employment Agreement; provided that the following paragraphs of the Employment Agreement shall remain in full force and effect and shall be incorporated herein as if set forth herein: 5(c) (Indemnification); 7(a) (Noncompetition), 7(b) (Confidential Information), 7(c) (CPAs and Other Collective Investment Vehicles), 7(d) (Company Property), 7(e) (Nonsolicitation of Employees), 7(f) (Nonsolicitation of Business Associates), 7(g) (Injunctive Relief, 8(b) (Controlling Law), 8(c) (Notices) and 8(g) (Severability; Reformation). The Company hereby represents and warrants to you that, as of the Separation Date, it has no “Other Material Operations” (as such term is defined in Section 7(a) of the Employment Agreement). Accordingly, in determining your on-going obligations under Section 7(a) of the Employment Agreement, the term “Competing Business” shall mean only the activities described in subclause (i) of the definition of such term.
6.    This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, administrators, beneficiaries, representatives,

Ms. Catherine Rice	February 10, 2016

executors, successors and assigns. This letter agreement may not be amended except by a writing signed by both parties. You agree and acknowledge that the benefits contained herein exceed, and are in full and final satisfaction of, any other benefits or consideration to which you may be entitled from the Company, any of its parents, subsidiaries, affiliates, predecessors or successors and any officers, directors, shareholders, employees or representatives of the foregoing, including but not limited to under paragraph 6 of the Employment Agreement.
7.    Waiver by a party of any breach of any provision of this letter agreement by the other party shall not operate nor be construed as a waiver of any subsequent or other breach. No provision or breach of this letter agreement may be waived except by a written instrument signed by the party waiving such provision or breach, which states that such party is waiving such provision or breach.
If this letter completely and accurately reflects the agreement between you and the Company, please sign, date and return this letter to Stacey L. Lamendola, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020.
The offer embodied in this letter will be formally withdrawn if you do not accept it by signing this letter and returning it to me on or before the close of business on March 2, 2016.

Very truly yours,

/s/ Susan C. Hyde

Accepted and Agreed to:

/s/ Catherine Rice
Catherine Rice

Dated: February 26, 2016

Exhibit A
FULL AND FINAL RELEASE

In consideration of, and as a condition to your entitlement to receive, the enhanced vesting provided under paragraph 2 of the letter agreement between you and W. P. Carey Inc. (the “Company”) dated as of February 10, 2016 (the “Letter Agreement”), you, Catherine Rice, hereby fully and generally release, discharge and covenant not to sue the Company, each of its current and former parents, subsidiaries, affiliates, predecessors and successors, and each of the foregoing entities’ respective officers, directors, shareholders, employees and representatives acting in their capacity as employees or representatives (the “Company Releasees”) with respect to any and all claims, demands, costs, rights, causes of action, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which you may have at the date you execute this Full and Final Release (the “Release”) or had at any time prior thereto, including, but not limited to, any and all claims which may in any way arise out of or under, be connected with or relate to your employment at the Company, your activities at the Company, your separation from employment at the Company, or the conduct of any of the foregoing releasees.

        Without limiting the generality of the foregoing, you expressly agree and acknowledge that this release includes, but is not limited to, any claim (a) based on any federal, state or local statute, including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the New York Human Rights Law; (b) for wrongful or retaliatory termination of any kind; (c) for fraud or fraud in the inducement; (d) for negligent misrepresentation; (e) relating to any implied or express contract, promise or agreement (whether oral or written); (f) for intentional or negligent infliction of emotional distress or harm, defamation or any other tort; (g) for additional compensation, severance pay or benefits of any kind; (h) for breach of fiduciary duty; (i) for attorneys’ fees or costs; or (j) for promissory estoppel (collectively, the “Released Claims”).

        Notwithstanding the foregoing, any Released Claims shall not include any rights or claims that cannot be waived by law, including, but not limited to, the right to file a discrimination charge with an administrative agency or participate in any federal, state or local agency investigation; you do, however, agree to waive any right to recover money in connection with any such charge or investigations, or in connection with a

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charge filed by any other individual or agency. This Release also does not release any claims you may have (i) to receive the benefit of the enhanced vesting terms specified in paragraph 2 of the Letter Agreement; (ii) under the express terms and conditions of any employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (the “ERISA Plan Benefits”); or (iii) to be indemnified by the Company or any of its affiliates in respect of the provision of your services as an officer or employee of any such entity under the terms and conditions of the Letter Agreement or any indemnification policy or arrangement established by such entity generally for the benefit of its officer and employees.
You hereby agree, acknowledge and affirm each of the following: (a) that you have received all compensation, wages, and/or benefits to which you may be entitled through the Separation Date specified in the Letter Agreement; (b) that you are not entitled to any further compensation, benefits or monies from the Company, except for the benefits specifically provided for under the express terms of the Letter Agreement or that may otherwise be available to you in respect of the ERISA Plan Benefits; (c) that you have been granted any leave to which you may have been entitled under the Family and Medical Leave Act or any similar state or local leave or disability accommodation law; (d) that you have no known workplace injuries or occupational diseases; and (e) that you have not been retaliated against for reporting any allegations of fraud or other wrongdoing.
You further hereby agree, acknowledge and affirm each of the following: (a) that you fully understand the terms and conditions stated in this Release, and are executing this Release with the intent to be legally bound; (b) that you have been encouraged by representatives of the Company to have this Release reviewed by legal counsel of your own choosing and that you have been given ample time to do so prior to signing it; (c) that you have had the opportunity to negotiate concerning the terms of the Letter Agreement and this Release; (d) that you have right to consider this Release for a full twenty-one (21) days, although you may sign it sooner if desired and waive the remainder of the twenty-one (21) day review period; (e) that this Release specifically applies to any rights or claims you may have against the Company or any party released herein under the federal Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended (“ADEA”); (f) that notwithstanding anything in this Release to the contrary, this Release does not purport to waive rights or claims arising under ADEA that may arise from acts or events occurring after the date that this Release is signed by you; and (g) that you have the right to revoke this Release within seven (7) days following the date you execute this Release. Any revocation of this Release must be in writing and received by the Company by the close of business on the seventh (7th) day following your execution of this Release and shall be delivered to Stacey L. Lamendola, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020. Upon any revocation in accordance herewith, this Release will be rendered void and without effect and you shall

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not be entitled to the enhanced vesting terms set forth in paragraph 2 of the Letter Agreement.
This release shall be construed in accordance with the laws of the State of New York, applicable to contracts made and entirely to be performed therein.

CATHERINE RICE

Dated:

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